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                           10.12 LEASE AMENDMENT NO. 2
                                 ---------------------

DATE:            As of December 31, 2000

PARTIES:         OLIVE ENTERPRISES, INC., a Pennsylvania corporation ("Landlord")

                 dick clark productions, inc., a Delaware corporation ("Tenant")

BACKGROUND:

Landlord leased to Tenant by written lease dated November 1, 1986 and amended June 30, 1989 (the "Lease") the Premises (as that term is defined in the Lease). The term of the Lease presently expires on December 31, 2000. Landlord and Tenant are willing to amend the Lease in the manner hereinafter set forth.

Accordingly, the parties hereby agree as follows:

1. Term. The lease term is hereby extended from December 31, 2000 to December 31, 2005.


2.       Rent.

         (a) Commencing on January 1, 2001 through December 31, 2002, the Monthly Base Rent shall be $56,800.00 per month, which rental shall continue to be paid monthly in advance on the first day of each month of the lease term.

         (b) The Monthly Base Rent shall be subject to increase on January 1, 2003 and January 1, 2005 (the "Adjustment Dates") in accordance with increases in the Consumer Price Index, Los Angeles-Anaheim-Riverside All Urban Wage Earners, 1982-84=100 (the "Index").

         Each Consumer Price Index adjustment shall be adjusted upward only. The adjustments shall be calculated by referring to the Index. On each Adjustment Date, the Monthly Base Rent payable until the next Adjustment Date shall be calculated by multiplying $56,800 by a fraction the numerator of which shall be the Index for the adjustment month and the denominator of which shall be the Index for the base month. The base month for all adjustments shall be December 2000. The adjustment month for each adjustment shall be the December immediately preceding the Adjustment Date on which the adjustment is to be made.

         If the Index is no longer is use at any Adjustment Date, then such replacement index which is most comparable to the Index and as to which the parties shall agree shall be utilized to make the adjustment in rent. In the absence of agreement of the parties, then upon request of either party, the index which shall be used to make the adjustment shall be such index as may be designated by the then chief officer of the Los Angeles Regional Office of the Bureau of Labor Statistics as the index which is most comparable to the Index. Further, if the base of the Index is changed, the new base shall be converted to the 1982-1984 base in accordance with tables issued by said Bureau.

         All adjustments shall be upward only, and if there is a decrease in the Index at any time, the Monthly Base Rent shall not be decreased.

3. Personal Property. If Tenant hereafter exercises its option to purchase personal property as provided in Section 1.4 of the Lease, such purchase shall not result in any decrease in Monthly Base Rent as originally provided in
Section 4.1 of the Lease, and the rent provided in this Lease Amendment No. 2 shall be the rent whether or not Tenant concludes a purchase of such personal property.

4. Area. Section 1.1 of the Lease is amended to reflect that the three-story building located at 3003 West Olive Avenue contains approximately 21,279 square feet, and the two-story building at 2920 West Olive Avenue contains approximately 10,270 square feet.
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5. Except as herein provided, the Lease remains unamended and in full force and effect.


                                                OLIVE ENTERPRISES, INC.



                                                By:  /s/  FRANCIS C. LA MAINA
                                                   -----------------------------





                                                dick clark productions, inc.


                                                By:  /s/  WILLIAM S. SIMON
                                                   -----------------------------

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